Exhibit 99.1

Final Transcript
Conference Call Transcript
DWSN — Q2 2006 Dawson Geophysical Earnings Conference Call
Event Date/Time: May. 02. 2006 / 10:00AM ET

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Final Transcript
May. 02. 2006 / 10:00AM ET, DWSN — Q2 2006 Dawson Geophysical Earnings Conference Call
CORPORATE PARTICIPANTS
Steve Jumper
Dawson Geophysical — President and COO

Christina Hagan
Dawson Geophysical — EVP and CFO
CONFERENCE CALL PARTICIPANTS
Darren Horowitz
Raymond James — Analyst

Robert Sussman
Bentley Capital — Analyst

Walter Ramsley
Walrus Partners — Analyst

Beau Mackenzie
Richard Capital — Analyst

Bill Kiche
Bebdo Capital Management — Analyst

David Cohen
Athena Capital Management — Analyst

Andy Mosoro
AG Edwards — Analyst

Mark Bletter
PRESENTATION

Operator
Good day, ladies and gentlemen, and welcome to the Dawson Geophysical Company’s Second Quarter Fiscal 2006 Conference Call. My name is Michelle, and I’ll be your coordinator for today.
[OPERATOR INSTRUCTIONS]
The company cautions everyone that this call may contain forward-looking statements within the meaning of the federal securities laws and may include statements made concerning the company’s outlook for fiscal year 2006 and beyond, and statements of expectations concerning matters that are not historical facts.
Forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. Additional information concerning these factors is contained in the company’s filings with the SEC. Copies are also available from the SEC’s website, from the company’s website or from the company.
The company will also be presenting on this call certain non-generally accepted accounting practice financial measures, which we believe provide useful information for investors. A reconciliation to the most directly comparable GAAP financial measure is provided in the company’s earnings release for the second fiscal quarter, which has been filed with the SEC. Finally, the company disclaims any intention to, or undertakes no obligation to, update or revise any forward-looking statements.
At this time, I’d like to turn the presentation over to your host for today’s call, Mr. Steve Jumper, President and Chief Executive Officer. Please proceed, sir.

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Final Transcript
May. 02. 2006 / 10:00AM ET, DWSN — Q2 2006 Dawson Geophysical Earnings Conference Call

Steve Jumper — Dawson Geophysical — President and COO
Thank you, Michelle. Well, good morning, everyone, and welcome to Dawson Geophysical Company’s first-ever earnings and operations conference call. I want to thank everyone for joining us today. Today’s conference call agenda will be quite simple.
I’ll make a few opening remarks, after which Christina Hagan, our Executive Vice President and Chief Financial Officer will discuss the financial details for the quarter. Following Chris’s remarks, I will return for final comments before we open the call up for a few questions. Decker Dawson, Chairman of the Board, is with us as well and will be available to answer any questions in the follow up.
Well, we had a record quarter in terms of revenues, net income and EBITDA. Revenues for the quarter ended March 31, 2006, were $40,042,000, compared to $26,515,000 in the same quarter of fiscal 2005, an increase of 51%. The revenue growth was primarily the result of improved prices and contract terms which we had obtained and were in the process of obtaining in calendar ‘05, increased crude productivity and an increase in both crew and channel count.
Net income for the second quarter was — excuse me — for the second quarter 2006 was 4,351,000, compared to 2,327,000 in the same quarter of fiscal ‘05, an increase of 87%. Earnings per share were $0.58, compared to $0.37 per share in the same quarter prior year, an increase of 57%, including the per-share data, in 2006, our near doubling of depreciation charges and the full effect of the 1.8 million additional shares we issued in our last public offering, completed March last year.
EBITDA for the quarter was $9,899,000, versus $4,480,000 in the prior year quarter, an increase of 121%. As stated in the press release, we remain on schedule to deploy our 12th crew later in this current quarter. Needless to say, we are very pleased and excited with the results of this quarter. We have felt internally we had the potential to put together a quarter such as this if all the factors that affect our operation came together in a positive way, which they did.
Because of the high fixed cost nature of our business, our results are primarily dependent on top-line revenues, which in effect are affected by pricing and crew productivity. Due to factors that are beyond our control, future results are difficult to predict. We recognize those factors and continue to explore ways to mitigate those risks associated with the factors that affect our business.
We continue to feel good about our business. We feel good about the demand for our services and we feel good about our competitive position and we’re excited to be where we are. At this point, I will introduce Chris Hagan, our CFO, and she will give you more of the financial details.

Christina Hagan — Dawson Geophysical — EVP and CFO
Thank you, Steve. Turning focus to operating costs for the quarter ended March 31st, operating expenses totaled about $29 million in fiscal 2006, versus just over 21 million in fiscal 2005 for the comparable quarter. The increase in operating expense is due to ongoing expenses of the two crews added after the first quarter of 2005 and the expense associated with the preparation of our 12th crew that Steve mentioned earlier.
General and administrative expenses continue at around 3.5% of operating revenues. Our intention is to provide quality service and support for our expanding operations to respond to documentation of increasing the internal controls and to maintain a relatively low ratio of general and administrative expenses to revenues. Depreciation expense in the second quarter of fiscal 2006 was around $3 million as compared to 1.6 for the comparable quarter of fiscal 2005.
That increase is the result of the significant capital expenditures we made during fiscal 2005 and to date in fiscal 2006. Our depreciation expense is also expected to increase during the remaining quarters of fiscal 2006, reflecting a full year of depreciation on the $38 million of capital expenditures for all of fiscal 2005 and the almost $20 million to date in 2006.
Our capital expenditures in fiscal year 2006 have been funded with cash generated from operations and the sale of short-term investments, including the residual proceeds of our 2005 stock offerings. We expect to rely on these sources for our capital expenditures for the remainder of this fiscal year. And I’ll just add here that the company has no debt.
Regarding income taxes, the provision for income taxes for the first six months of fiscal 2006 was $0.46 per share, as compared to $0.22 per share during the first six months of fiscal 2005. The increase in expense per share reflects the fact that we are fully — that we have fully utilized

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Final Transcript
May. 02. 2006 / 10:00AM ET, DWSN — Q2 2006 Dawson Geophysical Earnings Conference Call
our federal net operating loss carry forward during the second quarter and started remitting regular tax, reduced by alternative minimum tax credits.
We anticipate that we will continue to recognize increased income tax expense in the future as we fully utilize our AMT credits.
Steve?

Steve Jumper — Dawson Geophysical — President and COO
Thanks, Chris. Well, on the operations side, first of all, let me say that for those of you who are not aware, our core business is pretty simple. We acquire and process 2D, 3D and multi-component seismic data for our clients, clients ranging from the major oil and gas companies, all the way down to the very small, independent E&P companies and providers of multi-client data libraries.
We do not own data. We’re not in the data library business, nor do we take an interest in oil and gas ventures. Currently, we’re operating 11 crews throughout the lower 48. We operate six IO System II radio-based RSR crews and five IO System II MRX cable-based systems.
In the last year, we have upgraded three of the MRX crews to the IO Image front end, which expands the recording capacity from 3,000 channels to 6,000 channels on the MRX cable-based crews. As I mentioned earlier, we are still on schedule to field a 12th crew later this quarter.
The 12th crew will be equipped with a 5,000-channel ARAM ARIES recording system. Technically, the IO System II and the ARAM recording systems are similar, in that both are 24-bit technology. We are anxious to determine if the ARAM will have any operational advantages.
We’ve talked in the past about our growth being two-fold, one in crew count, the other channel count. In the past year, our channel count has grown from approximately 46,000 channels a little over a year ago to in excess of 60,000 channels this year. We own 87 vibrator energy source units and have six more on order, expecting delivery sometime later this quarter.
We do use dynamite as an energy source on occasion. However, we contract out those services for the use of dynamite. Operating conditions during the quarter were very favorable. We had very few problems with weather or equipment damage or permit issues. Crew productivity improved significantly, particularly later in the quarter.
During the quarter, we operated crews in west Texas, the panhandle of Texas, the Fort Worth basin, western and eastern Oklahoma, Arkansas, Utah, California and New Mexico. Our 12th crew will be deployed in the Appalachian basin later in the quarter. The majority of our operations consisted of high-resolution 3D seismic data acquisition. That’s our main line business.
However, we did acquire some 2D data during the quarter and are near the completion of a large multi-component 3D acquisition project in west Texas, our seventh such project to date. We operate under term and turnkey contracts. Under term agreements, we are paid on an hourly or daily or monthly rate. Under turnkey agreements, we are paid by the unit of data acquired, typically by the square mile.
While the majority of our contracts are turnkey contracts, during the second quarter, we operated as many as five crews on term agreements at any one time, primarily on day rates. Turnkey agreements offer a higher margin potential but carry with them more associated risk.
I would remind everyone, as we have said before, we are subject to our margins and our operating results are subject to fluctuations due to factors beyond our control, primarily weather interruptions, land access permit delays and low crew productivity, which can be related to operating conditions or equipment damage.
We do make attempts to mitigate the risks associated with those factors, but nonetheless they do exist. Demand for our services remains strong. Our order book reflects commitments well into calendar ‘06, as we’ve said in the press release. Some crews are booked into ‘07. I will say that while we feel confident about the commitments in our order book, our contracts are cancelable on short notice, without penalty.
It is for this reason that we don’t refer to our order book as, quote, “backlog.” We don’t quote backlog in terms of dollars or months. In addition to our crew operations, our data processing operation continued to show improvement during the quarter, a reflection of our continued expansion into the Houston market. Something we’re really excited about is during the quarter we entered into a letter of intent and are negotiating an agreement with Western Geco, a subsidiary of Schlumberger, to provide Q-Land seismic data acquisition services in the lower 48 states.

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Final Transcript
May. 02. 2006 / 10:00AM ET, DWSN — Q2 2006 Dawson Geophysical Earnings Conference Call
Q-Land is the proprietary, unique integrated and processing system that is producing outstanding results throughout the Middle East and North Africa. The Q-Land is more than just a recording system. It’s a process involving design all the way through data processing. It utilizes 30,000 channels and a point receiver, or single-sensor mode. The intent is to not only quantify the signal, but to analyze the noise. And if you can analyze the noise and remove the noise, you get a much-improved image of the subsurface.
The Q-Land is not something that will be used everywhere. It’s going to be used primarily in reservoir characterization projects, so to speak, or high-noise areas, places where conventional seismic has not done well. Under the terms of the agreement, we’ll provide crew personnel, energy source units, vehicles. We’ll do the permitting, the surveying and serve as primary contractor. Western Geco will provide survey design, they’ll provide the recording system with the operator. We’re not buying the recording system. And they will provide all of Q-Land’s data processing services.
We will jointly share in marketing services and we intend to utilize the Q system on one of our existing crews from time to time as demand requires. In conclusion to my remarks, we’re real excited about where we are. We feel real good about our business. We feel good about our competitive position, as I said earlier. We’re going to remain committed to a business model that we established 54 years ago. That business model is quite simply to provide a service that helps our clients find oil and gas. We’re a very client-driven company. Our strategies are pretty simple. We’re going to stay close to those strategies.
We’re a people business. We’re going to continue to attract and retain skilled people that we’re absolutely dependent upon. We’re going to continue to provide all services necessary to acquire and process a seismic project. Those could include design, permitting, surveying and related support functions. We’ll continue to maintain our focus solely on the domestic onshore market. We’ll continue to operate with a conservative financial discipline. We’ll continue to have a strong balance sheet. We’ll update our capabilities and geophysics and supporting technologies as they become available and we’ll continue to acquire equipment to expand the recording capacity on our crews and meet client demand as it appears.
As we have during our 25-year history as a public company, which we celebrated on April 23rd, we’re going to continue to look to look at ways to improve the revenue and profitability of existing crews. We’re going to continue to get better each day on crew productivity. We’re learning how to handle the larger channel count jobs. We’re doing a good job with channel count these days. And we’ll continue to explore new technologies as they become available.
With that, I will thank everybody for joining us. And, Michelle, Operator, I believe we’re ready to open this up for questions.
QUESTION AND ANSWER

Operator
Thank you, sir.
[OPERATOR INSTRUCTIONS]
And our first question comes from the line of Darren Horowitz of Raymond James. Please proceed.

Darren Horowitz — Raymond James — Analyst
Good morning, Decker, Steve and Chris.

Steve Jumper — Dawson Geophysical — President and COO
Good morning, Darren.

Darren Horowitz — Raymond James — Analyst

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Final Transcript
May. 02. 2006 / 10:00AM ET, DWSN — Q2 2006 Dawson Geophysical Earnings Conference Call
Excellent quarter. A great way to start off your first conference call. With that being said, Steve, I was hoping you could provide a little bit more clarity around the letter of intent with Western Geco. Specifically, I understand the relationship, but I guess my question really relates to how many crews are going to be pairing with Western Geco to provide Q-Land seismic data acquisition services?
Is it going to be the 12th crew? Is it going to be a couple of others? Really, what does the letter of intent entail? Is it a multiyear type thing or is it that you’re going to go maybe one crew at a time on a trial basis and see how it works out?

Steve Jumper — Dawson Geophysical — President and COO
Well, it is at this point one crew. There’s one system being shipped over. We hope to put it in the field sometime this summer. It will go on an existing crew. It will not be the 12th, it will be one of our MRX IO System II cable crews that we’ll just replace the recording system on.
The original — excuse me, the letter of intent is for one year. We honestly don’t know where this is going to lead. We hope that it leads to more than one. We believe in this technology. We believe in higher channel count. We believe in single-sensor recording. We believe in finer sampling and higher spatial sampling and a better image, so we’re going to start off with one crew and we’ll see where it goes from there.

Darren Horowitz — Raymond James — Analyst
Okay, so I guess the next logical question then would be if the letter of intent is for just one year, when you look out over the course of that time, do you feel that there is any risk that Western Geco comes back into the U.S. onshore seismic market, because they exited it several years ago and haven’t been back since. But should this technology that’s been proven internationally produce some pretty high-resolution-type surveys, is that a risk that you guys are concerned about, or have you discussed that with them?

Steve Jumper — Dawson Geophysical — President and COO
Oh, I don’t think it’s a risk, Darren. I think the relationship between us and Western Geco is very good and very strong, and we’re very comfortable in our relationship and where we’re headed with it.
I guess that’s really about all I can comment on it right now, Darren.

Darren Horowitz — Raymond James — Analyst
Okay, but to the extent that it’s going to be a proprietary relationship with just you. It’s not like they’re going out to some of your public competitors and also trying to do this. Correct?

Steve Jumper — Dawson Geophysical — President and COO
Correct.

Darren Horowitz — Raymond James — Analyst
Well, that’s very helpful. With the 12th crew, Steve, still expected around the end of this month or early June? I guess my next question is the visibility of that crew. You mentioned where it was going, to the Appalachian basin, the contract, the term contract that it’s going to be initially on, is it a longer-term contract?

Steve Jumper — Dawson Geophysical — President and COO
Yes. Yes. We think it will be there — we hope it will be in the Appalachian basin for quite some time.

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Final Transcript
May. 02. 2006 / 10:00AM ET, DWSN — Q2 2006 Dawson Geophysical Earnings Conference Call

Darren Horowitz — Raymond James — Analyst
So the potential exists then for that crew in that area to potentially recoup some of the capital that’s being employed to kind of equip that crew, so to speak.

Steve Jumper — Dawson Geophysical — President and COO
Yes.

Darren Horowitz — Raymond James — Analyst
Okay. And, Chris, just a couple of housekeeping items for you. You covered just about all the bases as it relates to SG&A, depreciation and taxes. However, in the current quarter, interest income was up a little bit, implying an interest rate that was just under 4%. Do you expect it to kind of run in those levels for the remainder of fiscal ‘06?

Christina Hagan — Dawson Geophysical — EVP and CFO
I think we’ll be in that neighborhood. We’ll see how we do with CapEx as far as our being able to hold on to our treasury notes for the rest of the fiscal year. But, as you remember, we just got the treasury notes in March of last year with the proceeds of the offering, so that explains why interest income would be up this year.

Darren Horowitz — Raymond James — Analyst
Sure, and just remind me again, ex spending money on the new crew, maintenance CapEx on a yearly basis is around 10 million. Is that right?

Christina Hagan — Dawson Geophysical — EVP and CFO
It’s ballpark, it’s neighborhood. It’s really hard to put a number on it when we’re expanding all crews and growing at the same time, the maintenance part, it can expand with the expansion part of it.

Darren Horowitz — Raymond James — Analyst
Okay. And just one last question for you, Steve, or maybe even for Decker. As you look at your order book right now and as you continue to add more and more contracts to it, is there any lag right now in equipment availability, should you want to add a 13th crew fiscal ‘07?

Steve Jumper — Dawson Geophysical — President and COO
Right now, there are no plans to add a 13th crew. And we think that equipment to expand our existing crews is readily available.

Darren Horowitz — Raymond James — Analyst
Okay, that’s a good answer, Steve. Thanks again, and great quarter.

Operator
And our next question comes from the line of Robert Sussman of Bentley Capital. Please proceed.

Robert Sussman — Bentley Capital — Analyst

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Final Transcript
May. 02. 2006 / 10:00AM ET, DWSN — Q2 2006 Dawson Geophysical Earnings Conference Call
Thank you. In the past, in most years, your quarterly revenues have sequentially grown as you’ve gone through the year, meaning March higher than December, June higher than March and September higher than June. Should that be the pattern again this year, or was this quarter so outsized that this pattern will not hold this year?

Steve Jumper — Dawson Geophysical — President and COO
Well, we don’t provide any guidance on revenues looking forward, and that’s a difficult question for me to answer, because our revenues are so dependent upon things outside of our control, primarily the weather. If we’re down for weather issues, that can happen in really any quarter.
Typically, I think the first fiscal quarter, the quarter ended December, is usually our toughest, with shorter days, holiday seasons and weather impact. Historically, I think we’ve probably done better in the summer months, with longer days and less weather impact, but our quarterly revenue growth is going to be subject to weather and permit delays and other factors. If all those are out of the equation, I think we’re in good shape from a pricing standpoint and good shape with our contracts in hand that I think we feel good about our ability to put up revenue growth in the future.

Robert Sussman — Bentley Capital — Analyst
Can I ask you, what was the weather like for the month of April? Did you hit any glitches then?

Steve Jumper — Dawson Geophysical — President and COO
Oh, we have some weather trouble — excuse me, isolated weather issues in April, but I don’t know that we can quantify or quantitate the effect of any weather to date.

Robert Sussman — Bentley Capital — Analyst
Okay, the second question is you mentioned as one of the factors that’s helped revenues better pricing. If we can compare apples to apples, will the pricing continue to improve throughout this year, based upon the lag of putting through price increases in the exploration and prior contracts?

Steve Jumper — Dawson Geophysical — President and COO
We’re certainly working on price improvements. We don’t disclose any pricing strategies or models and it is very difficult for us to quantify pricing from period to period because the product that we provide is ever changing. There is a continued demand for increased channel count and so there’s a desire in our industry, or pressure in our industry, to do things faster, cheaper and better, and I think we’re getting good at doing things faster. And with higher channel count, we’re doing this better, and with higher channel count crews, you naturally get pricing improvement, but the actual cost per unit of data on the client side gets better for them.
And so I feel good about where we are pricing wise and I feel good about where we’re going, but more importantly than pricing, I think we’re looking at technology and providing a better service that will demand more pricing, and we’re looking at improved efficiencies and crew productivity as well. And we’re continuing to look at ways to mitigate risks associated with those factors we talked about, such as weather and permit delays.

Robert Sussman — Bentley Capital — Analyst
Okay, just two last questions, and then I’ll go back into the queue. From a margin standpoint, was this quarter the perfect storm, such that everything came together, which is an oddity such that we should not expect these margins to be repeatable? Or are the efficiencies in pricing and other things you’ve talked about, do they make these margins in fact sustainable going forward?

Steve Jumper — Dawson Geophysical — President and COO

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Final Transcript
May. 02. 2006 / 10:00AM ET, DWSN — Q2 2006 Dawson Geophysical Earnings Conference Call
Well, here again, we don’t give any guidance going forward, because our results are so hard to predict. As I’ve said earlier, I have felt like, and we have felt internally, that we have had the potential to put together a quarter like this for quite some time, and we have just had some things that have worked against us. We feel very good about our contracts. We feel good about our order book. We feel good about our competitive position.
I think if the weather can stay off of us and the factors that we’ve talked about don’t have a significant impact, I think that the results are certainly repeatable in the fact that we’ve done them once. But I would caution you that we are subject to those other factors that we can’t control.

Robert Sussman — Bentley Capital — Analyst
Okay, last question. CapEx versus — CapEx this year versus last year?

Steve Jumper — Dawson Geophysical — President and COO
I believe we have approved 35 million for this year and we spent 38 last year. The — and last year funded some crew — excuse me, added crews. This year, that includes an additional crew, as well as channel count increase and expansions, synergy source units and recording capacity on existing crews.

Robert Sussman — Bentley Capital — Analyst
What gives you the conviction, with all the uncertainty in the business, to ramp up capital spending like this?

Steve Jumper — Dawson Geophysical — President and COO
Well, there is a continued demand for our service. Our requests for proposals are strong. Certainly, the commodity prices out there are generating cash flows for our clients and our clients are looking for places to drill, places to explore, and that’s a service we provide and it’s just a demand issue right now.

Robert Sussman — Bentley Capital — Analyst
Can I safely assume, or is this too aggressive in saying that before you commit to add capacity you’ve largely got the capacity sold, or under contract?

Steve Jumper — Dawson Geophysical — President and COO
We are expanding as our demand dictates. We’re going to work real hard to meet the needs of our clients. Our clients are absolutely the most important thing we have. And if they’ve got expiration objectives and things that they need to get done and we can negotiate a contract that makes sense like we did with the 12th crew, then we have historically added capacity.
We add capacity in such a way that makes sense for us financially, something that we can handle from the balance sheet perspective. And, more importantly, something that we can handle from a people perspective. We are dependent upon key personnel, and we want the 12th crew to go out and be just as good as the first crew that we have out there, and so that’s certainly a controlling factor. But, for the most part, we’re expanding to meet demand that we already have in place.

Robert Sussman — Bentley Capital — Analyst
Okay, thank you very much.

Steve Jumper — Dawson Geophysical — President and COO
Thank you.

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Final Transcript
May. 02. 2006 / 10:00AM ET, DWSN — Q2 2006 Dawson Geophysical Earnings Conference Call

Operator
And our next question comes from the line of Walter Ramsley of Walrus Partners. Please proceed.

Walter Ramsley — Walrus Partners — Analyst
Good morning. Congratulations on a great quarter.

Steve Jumper — Dawson Geophysical — President and COO
Thank you.

Walter Ramsley — Walrus Partners — Analyst
I was hoping you might be able to take a minute to explain the Q-Land technology a little further, what kind of performance record the technology has had internationally and whether that will provide a higher revenue potential per crew and higher profitability perhaps, too?

Steve Jumper — Dawson Geophysical — President and COO
Well, we certainly hope that it would provide a higher revenue and higher profitability. We feel strongly that it will. Q-Land is a system that Schlumberger has been working on for many years. I believe they’ve had a Q-Land system in place for now a couple of years I believe is the number. They’ve been working overseas, primarily for national oil companies, I believe. They have had quite a bit of success with it. They’ve been able to, with the single-sensor technology and the number of channels that they deploy, they have been able to image things that conventional seismic has been unable to image. They’ve been able to take a better MRI, so to speak, of the earth.
How it compares to conventional crew, we put out a 5,000 channel IO System II. We will have six to 12 geophones or analog recording devices connected to each channel. So we could have 30,000 to 60,000 geophones on a crew at any one time. And we arrange those geophones on the surface of the earth to eliminate the noise that’s generated by the energy sources and the random noises in the environment in which we operate. With the Q-Land and the single-sensor systems, those devise are organized in the ground in a way that you can remove the noises not in the acquisition phase but in the data processing phase.
It’s something we’re real excited about. We think the results have been good from what we’ve seen. They’re superior, in fact. And if it helps our clients see things that they would not have seen otherwise, we think it will be a very successful technology.

Walter Ramsley — Walrus Partners — Analyst
Okay, and then just one other thing. The stock option cost in the quarter. Do you have a number for that?

Christina Hagan — Dawson Geophysical — EVP and CFO
It’s right at about 90,000.

Walter Ramsley — Walrus Partners — Analyst
90?

Christina Hagan — Dawson Geophysical — EVP and CFO

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Final Transcript
May. 02. 2006 / 10:00AM ET, DWSN — Q2 2006 Dawson Geophysical Earnings Conference Call
90, 9, 0 thousand.

Walter Ramsley — Walrus Partners — Analyst
And the Sarbanes-Oxley expenses, were they significant?

Christina Hagan — Dawson Geophysical — EVP and CFO
Not really in this past quarter. We feel like we’ve pretty much assimilate those expenses and it’s been difficult for us to come up with a cost on that just because of the expansion of the company coinciding with the ramping up for Sarbanes-Oxley, it’s hard to split out. But we think that we’ve got those assimilated now.

Walter Ramsley — Walrus Partners — Analyst
Sounds good. Thanks again.

Operator
And our next question comes from the line of [Beau Mackenzie] of [Richard Capital]. Please proceed.

Beau Mackenzie — Richard Capital — Analyst
Another congratulations on an exceptional quarter. A lot of my questions have been answered. I would like to understand, with you guys moving towards the ARAMs technology, is this something that you see as the existing IO equipment starts to age, you would replace, or is there a possibility you could work out a further expansion of the Q-Land technology with Western Geco as you look to replace some of the existing what would be 11 crews after with IO equipment?

Steve Jumper — Dawson Geophysical — President and COO
Sure. First of all, let me say that we are very confident in the IO technology that we have. It’s still a 24-bit recording system. It still produces outstanding results, and so we’re not worried about in the near term replacement issues. Looking forward, or from where we are now, we have always examined the technologies that are available very closely.
We’ve looked at all the next generation recording systems, so to speak, and our operations people felt like that the ARAM ARIES offered some operational advantages, and we’ve been very impressed with the results that we’ve seen from an operational standpoint in our dealings with the ARAM.
The Q-Land, I think we’re just going to have to see where it goes. Certainly, if the ARAM or the Q-Land, either one, is acceptable in doing something that our existing crews can’t do, we will certainly look at replacing those technologies. But we’re watching other technology, too. There’s a lot of technology out there and there is a lot of demand on our science and our industry to create images and see things we haven’t seen before. There is some work being done in the wireless recording systems.
We’re watching the wireless systems very closely. We think there is a lot of upside in wireless technology. There’s a few of them that have been tested or soon to be field tested. We’re watching the digital recording devices, multi-component devices, and we’ll see where that technology goes. I would point out that the Q-Land is a digital sensor on the ground. And so we’re watching all those technologies, and I don’t think at this point we can predict which one will be most favorable for us.

Beau Mackenzie — Richard Capital — Analyst

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Final Transcript
May. 02. 2006 / 10:00AM ET, DWSN — Q2 2006 Dawson Geophysical Earnings Conference Call
And then a follow-up, somewhat unrelated question, I understand where pricing in seismic is not a not like a rig where you go out and quote a day rate, the difference in the jobs and where they are and the complexities of the survey differ from survey to survey. But I recall back in the ‘90s that pricing on the land seismic business was relatively strong for quite some time.
Do you envision with — I hate to use the word backlog. I know the guys over at TCE pretty well. They use the word backlog. But the fact is that if the contracts in place go through, there’s just not much availability left this year, that you could see significant changes in, I don’t know, revenue per crew, or whatever you want to call it that would be a measure of prices that would start to catch up with the kind for rates that we saw increasing throughout the bulk of the ‘90s that we really haven’t seen a whole lot of during most of the 21st century?

Steve Jumper — Dawson Geophysical — President and COO
Well, there’s no question that price increases in seismic market has been slower to develop than on the drilling side. And we’re certainly aware of that, and, yes, going forward, if demand continues as we think it’s going to, we think there will be pricing improvement, and we think there will be improvements on other contract terms, and we think that the product that we provide is going to get better and better and therefore demand a higher price on technology.
And so, sure, going forward, we think there’s pricing improvement. We’re just going to have to find ways to do things faster and better and cheaper for our clients. And we know that they’re going to spend their exploration dollars wisely. I think more importantly than pricing, we’re looking at crew productivity, but we’re really trying to find a way to improve the technology and improve the image to work in places we haven’t been able to work in the past.

Beau Mackenzie — Richard Capital — Analyst
And then one last real simple question. If you look at places like — I guess Chesapeake announced they were picking up acreage in the Fayetteville, can you characterize how much of that area has been shot at all and what these expansions of these resource plays tend to do to the overall incremental demand for seismic going forward?

Steve Jumper — Dawson Geophysical — President and COO
You know, the Barnett Shale and the basin floors for all seismic players has been big, and we think that there will be an expansion of that Barnett Shale play into Arkansas. I don’t know that there has been a tremendous amount of seismic done in Arkansas. I know some 2D projects and I think one small 3D. So I think the — Arkansas is a place that I think could be active. The Appalachian basin, I think, has a lot of room for growth, and I think the Barnett Shale stuff and far west Texas has potential as well.

Beau Mackenzie — Richard Capital — Analyst
Which would sort of imply that as you look out maybe a year that, everything else being equal, the incremental demand could be for more crew additions in the U.S. market.

Steve Jumper — Dawson Geophysical — President and COO
I think there’s a possibility that we’ll see more capacity put in. I certainly can’t speak for our competitors. I know of some crew expansions that have been made public, but, at this point, we’re just looking on those 12 crews and going to get that 12th crew up and running and try to get it up to full efficiency.

Beau Mackenzie — Richard Capital — Analyst
All right, guys, well thanks a lot.

Operator

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Final Transcript
May. 02. 2006 / 10:00AM ET, DWSN — Q2 2006 Dawson Geophysical Earnings Conference Call
And our next question comes from the line of [William Ritchie] of [Bebdo Capital Management.]

Bill Kiche — Bebdo Capital Management — Analyst
It’s [Bill Kiche], but that’s okay. Hi, Steve.

Steve Jumper — Dawson Geophysical — President and COO
Hi, Bill, how are you?

Bill Kiche — Bebdo Capital Management — Analyst
I’m doing fine. Could you give us an idea of the composition of your kind of go-forward order book, which appears to be at record levels? What I mean is the customer profile in terms of [inaudible] with regard to coming from super-independents or smaller operators or majors?

Steve Jumper — Dawson Geophysical — President and COO
I think our client mix has been steady. It involves majors and the large independents all the way down to very small independent groups, and I don’t think that we’ve seen much change in our client base. Our client base is very broad and very wide, and we typically have not had the same top three users each year. And I don’t think — I don’t foresee that changing this year.

Bill Kiche — Bebdo Capital Management — Analyst
Okay, thanks.

Operator
And our next question comes from the line of David Cohen of Athena Capital Management. Please proceed.

David Cohen — Athena Capital Management — Analyst
Good morning, guys. Despite the fact that you’ve answered a lot of questions, I still have a couple left on my list.

Steve Jumper — Dawson Geophysical — President and COO
Okay.

David Cohen — Athena Capital Management — Analyst
First of all, you’ve done a nice job of sort of describing the Q-Land technology and a little bit about the arrangement with Western. The one thing that I’m still curious about is how did this agreement come about? Did they approach you, did you approach them?

Steve Jumper — Dawson Geophysical — President and COO
I don’t really think I can comment on that at this time.

David Cohen — Athena Capital Management — Analyst

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Final Transcript
May. 02. 2006 / 10:00AM ET, DWSN — Q2 2006 Dawson Geophysical Earnings Conference Call
Okay. Second question is with regard to contract terms. If you were to look back let’s say a year at your contracted — at what I would call backlog, even if you don’t want to call it backlog - what percentage of that business do you think had substantial weather protection clauses in it, and how has that trended over the last year?

Steve Jumper — Dawson Geophysical — President and COO
Well, certainly the provision for downtime due to weather is getting better. That’s typically the last thing that strengthens. But I think we’ve worked very hard to negotiate very fair agreements with our clients and we’re comfortable with what we have, and we believe our clients are comfortable with the level of protection that they’re providing and the level of risks that they’re taking on and that’s something that we’ll continue to negotiate on a client by client basis.

David Cohen — Athena Capital Management — Analyst
Well, to put it in a little bit of historical context, if we were to look at the last up cycle, would you say you had more weather protection clauses during the last up cycle that you have now, or are you now at sort of a high water mark?

Steve Jumper — Dawson Geophysical — President and COO
I think we’re about where we were then. It’s just a more — certainly our operations are more expensive now than they were back then, but I think the terms of the agreements are very similar in nature.

David Cohen — Athena Capital Management — Analyst
Okay, thank you. And then the last question is this. In at least the last couple of quarterly releases, you’ve talked about crew productivity and an ongoing effort to enhance crew productivity and therefore profitability. I’m wondering, I don’t expect you to be able to give me a precise answer to this, but how far into that process do you think you are? Do you think you’ve corrected most of the low-hanging fruit — obviously it will be an ongoing effort — or do you think you still have a fair amount of low-hanging fruit?

Steve Jumper — Dawson Geophysical — President and COO
I think we’ve made significant progress in the last few months. We had two factors in play. One is the quick expansion to 11 crews, the rapid expansion, and more importantly we had the rapid expansion in channel count. And I think from an operational standpoint, I think it takes a while for crews to work together and get established and become more productive. And on top of that we had the issue of handling these very large channel counts as well. And that’s going to continue to grow, so I think we still have room to improve and I think we’ll keep looking at ways to improve it and we’ll see if with the ARAM system if the recording system itself adds any improvement to our efficiencies.

David Cohen — Athena Capital Management — Analyst
Thanks very much, and I hope the sun shines for you.

Steve Jumper — Dawson Geophysical — President and COO
Well, I do, too. Thank you, very much.

Operator
And our next question comes from the line of [Andy Mosoro] of AG Edwards. Please proceed.

Andy Mosoro — AG Edwards — Analyst

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Final Transcript
May. 02. 2006 / 10:00AM ET, DWSN — Q2 2006 Dawson Geophysical Earnings Conference Call
Good morning, and congratulations on a great quarter.

Steve Jumper — Dawson Geophysical — President and COO
Thank you, Andy.

Andy Mosoro — AG Edwards — Analyst
Just a real quick one on the Western Geco agreement. What are you targeting as far as operating margin on that?

Steve Jumper — Dawson Geophysical — President and COO
We’re not going to disclose that.

Andy Mosoro — AG Edwards — Analyst
Fair enough. That’s all I had.

Steve Jumper — Dawson Geophysical — President and COO
Thank you.

Andy Mosoro — AG Edwards — Analyst
Thanks.

Operator
And our next question comes from the line of [Mark Bletter]. Please proceed.

Mark Bletter
Good morning, Chris, Steve and Decker.

Steve Jumper — Dawson Geophysical — President and COO
Good morning.

Mark Bletter
I have a couple of questions. Hopefully, these have not been asked. This last quarter, I understand that you routinely have significant pass-through costs that are really not revenue enhancing for you but they show up as revenue. Did you have much of that type of revenue show up on your books that really does not add to margins, or was it a pretty light quarter?

Steve Jumper — Dawson Geophysical — President and COO

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Final Transcript
May. 02. 2006 / 10:00AM ET, DWSN — Q2 2006 Dawson Geophysical Earnings Conference Call
We don’t quantify that number, but I’ll say this, that we do have pass-through costs that are basically zero-margin pass through. They just direct offset on revenue expenses and they have historically been in the 20 to 30% of revenue number, somewhere in that neighborhood.

Mark Bletter
And this quarter, this past quarter, you believe that that was within those same number parameters?

Steve Jumper — Dawson Geophysical — President and COO
I believe so, yes.

Mark Bletter
Okay, if you look at second quarter ‘06 versus second quarter ‘05, your G&A expenses grew by about 32%. Do you anticipate that those are going to continue to grow as you add teams, or with your new crews, you’re going to be able to add that added management and administrative?

Steve Jumper — Dawson Geophysical — President and COO
Well, just two quick comments, and Chris or Decker may have additional comments, but I don’t see any significant change or significant growth in G&A.

Christina Hagan — Dawson Geophysical — EVP and CFO
I think G&A has been in the neighborhood of about 3.5% of operating revenues for a significant period of time.

Steve Jumper — Dawson Geophysical — President and COO
I think that we’ve worked pretty hard on our G&A expenses.

Mark Bletter
Let me just clarify. Do you anticipate that they will continue to be around 3.5%, or do you think from a hard dollar standpoint you will be able to maintain them and actually reduce the percentage?

Christina Hagan — Dawson Geophysical — EVP and CFO
We’ll strive to reduce the percentage, but we want to maintain good service to our company and do the things we need to do. So hard dollars, I would hope that we could try to reduce it a little bit to keep it flat, but I think it may stay in the range of 3.5%.

Mark Bletter
Okay. As far as depreciation goes, what is the average length of time for your depreciation dollars? In other words, are you looking as you’ve added crews, are you looking at an average of five years or seven years? How long out do we need to go before the depreciation starts to drop off?

Christina Hagan — Dawson Geophysical — EVP and CFO

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Final Transcript
May. 02. 2006 / 10:00AM ET, DWSN — Q2 2006 Dawson Geophysical Earnings Conference Call
It’s a little bit of a mixed bag, because within adding a crew we have the [vibrasize] units and we put in our 10-K the life-span on those vibrasize energy sources are somewhere in the neighborhood of 10 to 15 years, and our recording equipment, which is the other big-ticket item for putting a crew out ranges somewhere between five and 10 years, so it’s a little mixed bag, but that gives you some idea of what we’re looking at.

Mark Bletter
Okay.
And then is there a magic number that you look at as far as the price per barrel of oil that you would believe that demand would start to drop off significantly?

Steve Jumper — Dawson Geophysical — President and COO
No. I think we stay in close touch with our clients and know their, believe we know what their expectations and budgets going forward. We’re primarily gas driven right now. Most of our work is natural gas driven, and even with the recent pull-backs in gas prices, we’ve not seen any changes in the demand structure. I think we’re still seeing very significant demand. So, the answer is no. We don’t have any number on dollar — or dollar number on price per barrel.
We’re just staying in close contact with our clients. I think our clients recognize there’s a continued need for exploration.

Mark Bletter
And then, finally, just a last clarifying question. I understand that you feel your typical, and I would base this on 12 crews, your annual maintenance CapEx of approximately 10 million, is that correct?

Steve Jumper — Dawson Geophysical — President and COO
That’s probably as good a ballpark number as any.

Mark Bletter
So if in ‘07 you added no more crews, your CapEx for the year you believe you’d be very comfortable with the $10 million as what you’d spend.

Steve Jumper — Dawson Geophysical — President and COO
That’s certainly where we have started each of the last two years for the CapEx budget. And we’ve gone from there to where we are, so I think that’s a fair statement.

Mark Bletter
Okay. Well, thank you very much, and as a stockholder I appreciate the great quarter you’ve had.

Steve Jumper — Dawson Geophysical — President and COO
Well, thank you. And we appreciate you as a shareholder.

Operator
And our next question is a follow-up question from the line of Robert Sussman of Bentley Capital. Please proceed.

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Final Transcript
May. 02. 2006 / 10:00AM ET, DWSN — Q2 2006 Dawson Geophysical Earnings Conference Call

Robert Sussman — Bentley Capital — Analyst
One question that hasn’t been asked. This agreement with Schlumberger on the new technology, could it represent a step back for them into the U.S. market, into this area, and if so, with your valuation relative to revenues being as low as it is, would Dawson be a logical acquisition candidate for them, if they did want to come back into this market?

Steve Jumper — Dawson Geophysical — President and COO
I don’t know that they’re coming back into the market. I don’t feel that they are, and there have been no discussions whatsoever concerning any type of relationship other than this joint venture, so to speak. It’s really not a joint venture. We’re more the contractor and they’re the subcontractor, but there’s been nothing more discussed and anticipation of nothing more than a good, solid relationship between the two of us.

Robert Sussman — Bentley Capital — Analyst
Okay, thanks again.

Operator
And, at this time, I’m showing we have no further audio questions. I’d like to turn the presentation back over to management for closing remarks.

Steve Jumper — Dawson Geophysical — President and COO
Well, I want to thank everybody for joining us. It was our first call and we appreciate everybody taking the time to listen in and ask questions and we will look forward to hearing from you again on the next quarterly conference call at the end of the third quarter. Thank you, and have a great day.

Operator
Ladies and gentlemen, thank you for participation in today’s conference call. This does conclude your presentation, and you may now disconnect. Have a great day.

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Final Transcript
May. 02. 2006 / 10:00AM ET, DWSN — Q2 2006 Dawson Geophysical Earnings Conference Call

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